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Perficient Announces Acquisition of Talos Digital
Enhances and Expands Nearshore Delivery Capabilities and Capacity

SAINT LOUIS (Sept. 8, 2021) – Perficient, Inc. (Nasdaq: PRFT) (“Perficient”), the leading digital consultancy transforming the world’s largest enterprises and biggest brands, today announced the acquisition of Talos Digital (“Talos”), an approximately $10 million annual revenue commerce solution provider based in Colombia, South America.

The acquisition is expected to be accretive to adjusted earnings per share immediately.

“We are excited to grow our nearshore delivery capacity, enhance our commerce capabilities, and further expand our presence in Colombia with the acquisition of Talos Digital,” said Jeffrey Davis, Perficient’s Chairman and CEO. “The need for enterprises to digitally evolve and rapidly build has never been more important. Talos brings meaningful SAP Commerce expertise to our portfolio, further enhancing our ability to deliver innovative and engaging customer experience solutions on behalf of our enterprise clients.”

The acquisition of Talos Digital:
•Increases Perficient’s presence in Latin America with the addition of approximately 175 skilled professionals;
•Bolsters Perficient’s commerce capabilities; and
•Brings strategic client relationships with Fortune 1000 customers across several industries, including healthcare, financial services, technology, and business services sectors.

Talos CEO Amyn Gillani joins Perficient.

“Perficient is well known for its global and nearshore delivery expertise across a wide range of technology platforms, and is a trusted leader in providing end-to-end digital solutions to the world’s leading enterprises,” said Gillani. “We’ve been impressed by the global growth and are excited to join and support the organization’s expanding dominance in Latin America and beyond.”

About Perficient
Perficient is the leading global digital consultancy. We imagine, create, engineer, and run digital transformation solutions that help our clients exceed customers’ expectations, outpace competition, and grow their business. With unparalleled strategy, creative, and technology capabilities, we bring big thinking and innovative ideas, along with a practical approach to help the world’s largest enterprises and biggest brands succeed. Traded on the Nasdaq Global Select Market, Perficient is a member of the Russell 2000 index and the S&P SmallCap 600 index. For more information, visit www.perficient.com.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2021. Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020.